UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



                                FORM 8-K



                              CURRENT REPORT

          Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): July 19, 2000



                                  MFB Corp.
          (Exact name of registrant as specified in its charter)




                                   INDIANA

                (State or other jurisdiction of incorporation)




               0-23374                               35-1907258
       (Commission File Number)         (IRS Employer Identification No.)


            121 South Church Street
            Post Office Box 528
            Mishawaka, Indiana                46544

 (Address of principal executive offices)   (Zip Code)



        Registrant's telephone number, including area code:  (219) 255-3146


          Item 5. Other Events.



   Pursuant  to  General  Instruction F to Form 8-K, the press release
   issued  July 19, 2000 concerning the Third Quarter Earnings   and cash
   dividend announcement is incorporated herein by reference and is attached hereto as Exhibit 1.




         Item 7. Financial Statements and Exhibits.



                  (c)     Exhibits

                          Exhibit  1 -- Press Release dated July 19, 2000.




                                  SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                  _______________________________________
                                  Timothy  C. Boenne, Vice President



          Dated:  July 26, 2000
















          July 19, 2000                   Point of Contact: Charles J. Viater


                      MFB  Corp.  ANNOUNCES THIRD QUARTER EARNINGS
                                AND QUARTERLY DIVIDEND

 Mishawaka,   Indiana   -  MFB  Corp.  (NASDAQ/MFBC),(the "Corporation"),
 parent company of MFB Financial (the "Bank"), today reported consolidated net income of $844,000 or $ .60 diluted earnings per common share for the three months ended June 30, 2000, compared to $365,000 or $ .25 diluted earnings per common share for the three months ended June 30, 1999, an earnings per share increase of 140.00%. Net income for the nine months ended June 30, 2000 was $2,257,000 or $1.60 diluted earnings per share compared to $1,622,000 or $1.10 diluted earnings per share for the nine months ended June 30, 1999, representing a 45.5% year to date earnings per share increase.

 Net interest income after provision for loan losses for the most recent three and nine month periods totaled $2.9 million and $8.5 million compared to $2.4 million and $7.0 million for the same periods one year ago. During the three months ended June 30, 2000 total interest income increased by $1.3 million compared to the same period one year ago, primarily as a result of increased volumes of loan receivable, particularly commercial and consumer loans. Commercial and consumer loan receivables, including home equity and second mortgage loans, increased $47.3 million and mortgage loan receivables increased $18.2 million from June 30, 1999 to June 30, 2000. Total interest expense increased $671,000 reflecting the growth in savings account deposits and borrowed funds. For the nine months ended
 June 30, 2000 total interest income increased $2.8 million while total interest expense increased $1.1 million.

 Noninterest income increased from $258,000 and $848,000 for the three and nine months ended June 30, 1999 to $569,000 and $1.2 million for the most recent three and nine month periods. These increases are primarily due to fees generated from the increasing number of core deposit account relationships, income generated from the Bank's trust department, net gains from loan sales and the servicing fees retained on these sold loans. Noninterest expenses increased from $2.0 million during the three months ended June 30, 1999 to $2.2 million during the three months ended June 30, 2000, and from $5.1 million to $6.1 million for the comparable six month periods. The noninterest expense increases are primarily attributable to staffing increases, renovated facilities to support lending operations, expenses associated with the opening of a new full service office during the first quarter of 2000, and expenses incurred in the offering of additional services to the Banks' customers. During the quarter ended June 30, 1999, the Bank incurred a $268,000 after tax noninterest expense reflecting the proper recognition of changes in the market value of loans held for sale.

 The Corporation has increased total assets from $346.5 million as of September 30, 1999 to $390.2 million as of June 30, 2000, an increase of $43.8 million (or 12.6%). Total net loans increased from $277.5 million to $317.0 million during this same nine month period, an increase of $39.5 million (or 14.2%). The loan growth has been funded primarily by the growth in savings and checking account deposits and additional borrowings through Federal Home Loan Bank advances.

 Total shareholders' equity increased from $31.2 million as of September 30, 1999 to $32.2 million as of June 30, 2000 mainly from net income of $2.3 million offset by the repurchase of 49,600 shares of outstanding common stock during this period at a cost of $870,000 and cash dividend payments of $393,000.

 While achieving substantial growth, the Corporation continues to maintain asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets as of June 30, 2000 was .01% compared to .07% as of June 30, 1999.

 In addition, MFB Corp announced today that the Corporation has declared a cash dividend of $ .095 per share of Common Stock for the quarter ended June 30, 2000. The dividend is payable on August 15, 2000 to holders of record on August 1, 2000.

 The Bank is a wholly owned subsidiary of MFB Corp. providing retail and small business financial services to the Michiana area through its main office in Mishawaka and six banking centers located in St. Joseph and Elkhart counties.



                                MFB CORP. AND SUBSIDIARY
                        Consolidated Balance Sheets (Unaudited)
                          June 30, 2000 and September 30, 1999
                                   (in thousands)

                                                     June 30,    September 30,
                                                       2000           1999

     ASSETS
 Cash and due from financial institutions         $    9,951      $    6,316
 Interest-bearing deposits in other financial
   institutions - short term                           2,175           5,746
          Total cash and cash equivalents             12,126          12,062
 Interest-bearing time deposits in other financial
   institutions                                            -           1,000
 Securities available-for-sale                        24,807          38,170
 Securities held to maturity                          18,750           3,984
 Federal Home Loan Bank (FHLB) stock, at cost          6,308           5,511
 Loans held for sale, net                                  -           8,062
 Loans receivable, net                               316,965         269,464
 Accrued interest receivable                           2,065           1,364
 Premises and equipment, net                           4,617           4,414
 Mortgage Servicing Rights, net                          529             412
 Investment in limited partnership                     2,974           1,213
 Other assets                                          1,071             798

         Total Assets                               $390,212        $346,454

    LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
  Deposits
    Noninterest-bearing demand deposits             $ 12,179        $  7,358
    Savings, NOW and MMDA deposits                    58,048          52,409
    Other time deposits                              160,552         141,640
        Total deposits                               230,779         201,407
  Securities sold under agreements to repurchase       6,803           6,566
  Other borrowings                                   118,152         104,226
  Advances from borrowers for taxes and insurance      1,218           2,111
  Accrued expenses and other liabilities               1,105             962
        Total Liabilities                            358,057         315,272

 Shareholders' Equity
  Common Stock, 5,000,000 shares authorized;
   shares issued: 1,689,417 - 6/30/00 and 9/30/99
   shares outstanding: 1,370,449 - 6/30/00,
                       1,420,049 - 9/30/99            13,092           13,016
  Retained earnings - substantially restricted        27,284           25,420
  Accumulated other comprehensive income (loss),
   net of tax                                           (965)            (718)
  Unearned Employee Stock Ownership Plan (ESOP) shares   (73)            (223)
  Treasury Stock, 318,968 common shares - 6/30/00
                  269,368 common shares - 9/30/99     (7,183)          (6,313)
       Total shareholders' equity                     32,155           31,182

 Total Liabilities and Shareholders' Equities       $390,212         $346,454

                               MFB CORP. AND SUBSIDIARY
                         Consolidated Statement of Income (Unaudited)
                 Three  Months  and  Nine Months Ended June 30, 2000 and 1999
                                   (in thousands)

                                          Three Months Ended Nine Months Ended
                                                 June 30,         June 30,
                                            2000      1999     2000      1999

   Total interest income                  $7,405    $6,075   $20,818   $17,992

   Total interest expense                  4,279     3,608    11,935    10,823

   Net interest income                     3,126     2,467     8,883     7,169

   Provision for loan losses                 190        65       345       155

   Net interest income after provision
    for loan losses                        2,936     2,402     8,538     7,014

   Total non-interest income                 569       258     1,222       848

   Total non-interest expense              2,160     2,023     6,149     5,084

   Income before income taxes              1,345       637     3,611     2,778

   Income tax expense                        501       272     1,354     1,156

   Net Income                               $844      $365    $2,257    $1,622


  Basic Earnings per common share        $   .62   $   .26   $  1.63   $  1.14

  Diluted Earnings per common share      $   .60   $   .25   $  1.60   $  1.10
